EXHIBIT 11.1


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                                  EXHIBIT 11.1

                        PRE-PAID LEGAL SERVICES, INC.
                Statement re Computation of Per Share Earnings
                     (In 000's except per share amounts)

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                                                              Year Ended December 31,
                                                             ------------------------
                                                              1996     1995     1994
                                                             -------  -------  ------
PRIMARY EARNINGS PER SHARE:

Computation for Statement of Income
-----------------------------------
Earnings:
Income applicable to common shares (a)...................... $12,455  $ 7,187   $ 3,250
                                                             -------  -------   -------
Net income, as adjusted..................................... $12,455  $ 7,187   $ 3,250
                                                             =======  =======   =======


Shares:
Weighted average shares outstanding, (net of 747 shares of
  treasury stock) disregarding exercise of options or
  conversion of preferred stock.............................  21,332   18,947    11,603
Assumed dilutive conversion of preferred stock..............     142      181       214
Assumed exercise of options and warrants based on the
  modified treasury stock method using average market price.     851    1,634       643
                                                             -------  -------   -------
Weighted average number of shares, as adjusted..............  22,325   20,762    12,460
                                                             =======  =======   =======


Earnings per share (a)...................................... $   .56  $   .35   $   .26
                                                             =======  =======   =======

FULLY DILUTED EARNINGS PER SHARE:

Computation for Statement of Income
-----------------------------------
Earnings:
Income applicable to common shares (a)...................... $12,455  $ 7,187   $ 3,250
Add: Dividends on assumed conversion of preferred stock.....       -      110       450
     Interest on assumed conversion of subordinated
  debentures, net of tax (b)................................       -        -        47
                                                             -------  -------   -------
Net income, as adjusted..................................... $12,455  $ 7,297   $ 3,747
                                                             =======  =======   =======


Shares:
Weighted average shares outstanding, (net of 747 shares of
  treasury stock) disregarding exercise of options or
  conversion of preferred stock or subordinated debentures..  21,332   18,947    11,603
Assumed dilutive conversion of preferred stock..............     142      827     2,802
Assumed dilutive conversion of subordinated debentures......       -        -       460
Assumed exercise of options and warrants based on the
  modified treasury stock method using closing market price
  if higher than average market price.......................     924    2,004       907
                                                             -------  -------   -------
Weighted average number of shares, as adjusted..............  22,398   21,778    15,772
                                                             =======  =======   =======


Earnings per share (a)...................................... $   .56  $   .34   $   .24
                                                             =======  =======   =======

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(a) These amounts agree with the related amounts in the statements of income.
(b) Adjustments to income have been shown net of tax effects calculated at the Company's effective tax rate.